Exhibit 10.59

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made as of the 5th day of October 2015 (the “Effective Date”), by and between Robert S. Vaters (“Executive”) and Caladrius Biosciences, Inc. (“Caladrius” or the “Company”).

WHEREAS, the Company has employed Executive as its President and Chief Financial Officer since January 5, 2015 pursuant to the terms of an employment agreement dated January 5, 2015 and an amendment thereto dated January 16, 2015 (collectively, the “Employment Agreement”); and

WHEREAS, the Executive has also served as a Director on the Company’s Board of Directors since January 22, 2015; and

WHEREAS, Executive and Caladrius (formerly NeoStem, Inc.) entered into an Executive Confidentiality and Inventions Assignment Agreement dated January 5, 2015, in connection with the commencement of his employment, a copy of which is attached hereto ( the “Restrictive Covenant Agreement”); and

WHEREAS, Executive’s employment with the Company is being terminated effective October 5, 2015; and

WHEREAS, Executive is resigning as a Director on the Company’s Board of Directors effective October 5, 2015; and

WHEREAS, Executive and the Company desire to settle fully and finally any differences, rights and duties arising between them, including, but in no way limited to, any differences, rights and duties that have arisen or might arise out of or are in any way related to Executive’s employment with the Company and the termination of his employment;

NOW, THEREFORE, in consideration of the payment, benefits and other covenants contained in this Agreement, which Executive acknowledges are in excess of any benefits to which Executive would otherwise be entitled, the parties agree as follows:

1.Termination. Executive’s employment with the Company terminated effective October 5, 2015 (the “Termination Date”) and Executive resigned as a member of the Company’s Board of Directors on the Termination Date.

2.Separation Payment. Pursuant to the terms of the Employment Agreement, provided that Executive executes and does not revoke this Agreement, the Company agrees to pay Executive a separation amount of $425,000, an amount equal to one year of Executive’s current base salary, less all applicable withholdings (the “Separation Payment”). The Separation Payment will include any accrued salary. The Separation Payment will be paid to Executive in accordance with Company standard payroll practices beginning on the first regular payroll following the eighth (8th) day after Executive signs and returns this Agreement to the Company. However, in the event of a change in control, to be defined by the Company, the remaining Separation Payment owed the Executive will be paid in a lump sum within thirty (30) days of the change in control. Executive acknowledges and agrees that other than as specifically set forth in the Agreement, he is not due any additional compensation, including without limitation, compensation for unpaid salary, bonus, severance, incentive or performance pay.

3.    2015 Bonus. Executive shall be eligible for a pro-rata bonus for 2015, if at year end, (i) the Compensation Committee determines that the Company has met its annual objectives; and (ii) the Compensation Committee awards bonuses to other executives of the Company. Any pro-rata bonus award shall be consistent with Executive’s target bonus under his Employment Agreement and the overall corporate performance score as determined by the Compensation Committee. Executive’s bonus shall be paid to Executive at the time all other 2015 company bonuses are paid.

4.    Stock Options and Restricted Stock Awards. All of Executive’s unvested stock options and restricted stock awards shall immediately vest upon the Termination Date and all vested options shall remain exercisable for a period of ninety (90) days’ from the Termination Date in accordance with the terms of Caladrius’ 2009 Amended and Restated Equity Compensation Plan.

5.    Executive Benefits. Executive’s participation in any Company-sponsored Executive benefit plans will terminate on October 31, 2015. Executive will be eligible to continue his health, dental and vision care coverage pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for an 18 month period. The Company shall reimburse Executive a portion of the cost of such coverage through June 30, 2016, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that Executive would have been required to pay if he would have remained an employee of the Company. Executive will be required to pay the full monthly premium thereafter. If Executive secures new employment and becomes eligible for and elects benefits under a new employer’s group health plan, his right to reimbursement shall terminate and he must immediately notify the Company of the start date of that insurance, by letter addressed to David Schloss, VP Human Resources, Caladrius Biosciences, Inc., 106 Allen Road, 4TH Floor, Basking Ridge, NJ 07920. Executive will receive information about continuing his health coverage under COBRA in a later mailing, including a form by which he may elect continued coverage. If Executive applies for unemployment, Caladrius will not oppose it.

6.    Expenses. As per Executive’s Employment Agreement, the Company will reimburse Executive for all expenses incurred by him on or prior to the Termination Date in connection with his duties, provided he submits an expense report and receipts in accordance with the Company’s normal expense reimbursement policy within ten (10) business days following the Termination Date. Company also shall reimburse Executive up to $10,000 for legal and/or accounting fees associated with the negotiation of this Agreement.

7.    Release.

(a)In consideration of the payments, benefits and covenants contained in this Agreement, Executive, for himself and for his children, heirs, administrators, representatives, executors, successors and assigns, releases and gives up any and all claims and rights which Executive has, may have or hereafter may have against Caladrius, its owners, members, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, shareholders, Executives and agents and all of their predecessors, successors and assigns (the “Releasees”) from the beginning of the world until the Termination Date, including, but not limited to, any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, whether known or unknown, whether in law or equity (collectively, “Claims”), including, but not limited to, any Claims

(i) arising out of or related to Executive’s employment with Caladrius; (ii) arising out of or related to the termination of his employment with Caladrius, (iii) based on contract whether express or implied, written or oral, or (iv) arising under or related to the United States and/or State Constitutions, federal and/or common law, and/or rights arising out of alleged violations of any federal, state or other governmental statutes, regulations or ordinances or the laws of any country or jurisdiction including, without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act of 1988, the Executive Retirement Income Security Act of 1974, the New York Labor Law, the New York State Human Rights Law and the New York City Human Rights Law, the New Jersey Law Against Discrimination, New Jersey’s Conscientious Executive Protection Act, New Jersey’s Family Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the provisions of the California Labor Code, all as amended. This Section releases all Claims related, but not limited to, the right to the payment of wages, bonuses, vacation, pension benefits or any other Executive benefits, and any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, religion, religious creed, sex, sexual orientation, national origin, ancestry, age, mental retardation, learning disability or blindness, mental or physical disability, disorder or handicap, alienage or citizenship status, marital status or domestic partnership status, genetic information, military status or any other basis prohibited by law.

(b)This release does not waive or release any Claims that Executive may have against Caladrius or any of the Releasees related to: (i) vested benefits under the Company’s 401(k) plan; (ii) events occurring after the Termination Date; or (iii) enforcing the terms of this Agreement; (iv) rights to defense and indemnity from Caladrius; or (v) rights to coverage under any liability insurance policy (e.g., directors’ and officers’ liability insurance).

(c)Executive represents that he has not filed against Caladrius or any of the Releasees or any of its affiliates any Claims with any governmental or administrative agency, arbitral tribunal, administrative tribunal, self-regulatory body, or any court arising out of or related to his employment by Caladrius or any other matter arising on or prior to the date hereof. Executive covenants and agrees that he will not, directly or indirectly, commence or prosecute, or assist in the filing, commencement or prosecution in any court any Claim brought either by Executive or by any person or entity, against Caladrius or any of the Releasees, arising out of any of the matters set forth in this Agreement or based upon any Claim. Executive further waives his right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and his right to file a claim seeking monetary damages in any court. This Agreement does not (i) prohibit or restrict Executive from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, or (ii) require Executive to notify Caladrius of such communications or inquiry.

8.    Confidentiality, Intellectual Property and Non-Compete. The Restrictive Covenant Agreement shall survive the execution of this Agreement and shall remain in full force and effect. The non-compete clause contained within the Restrictive Covenant Agreement shall remain in effect for twelve (12) months following the Termination Date. Executive certifies that he has fully complied with all of his obligations under the Restrictive Covenant Agreement as of the Termination Date, including without limitation, his obligation to return to Caladrius all information and documents related to Inventions or Proprietary Information (as those terms are defined in the Restrictive Covenant Agreement).

Executive further certifies that he has returned, or will return within five (5) business days following the Termination Date, all Caladrius property, including without limitation, computers, data bases, cell phones, office, door and file keys, identification cards, credit cards, business cards, computer access codes and instructional manuals. Executive represents and covenants that he will fully comply with his obligations under the Restrictive Covenant Agreement following the Termination Date. Executive may disclose the terms of the Restrictive Covenant Agreement to others with whom he may enter into a business relationship.

9.    Non-Disparagement.

(a)Executive and Company each agree to not (and shall not encourage or induce others to), in any manner, directly or indirectly, make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the other party (which in the case of Caladrius includes any of its affiliates or affiliates respective executives, officers or directors). Executive further agrees that without Caladrius’ prior, written consent, he will not: (i) hold himself out as continuing to be affiliated or associated with Caladrius or any of its affiliates in any way after the Termination Date (which prohibition shall not preclude Executive from representing his employment with Caladrius prior to the Termination Date); or (ii) make any statements concerning Caladrius, any of its affiliates or any of Caladrius’ or an affiliate’s respective Executives, officers or directors in the public domain, including without limitation statements in, or intended for use in, publications, print, electronic media, advertising or public presentations.

(b)Provided Executive directs requests for future references to David Schloss or to his designee, Caladrius agrees to confirm in response to such request only Executive’s last title and dates of employment.

(c)Nothing in this paragraph, however, shall preclude Executive from giving truthful testimony under oath in response to a subpoena or other lawful process and truthful answers in response to questions from a government investigator.

10.    Cooperation; Consultancy. Executive agrees to cooperate, to a reasonable extent, with and assist Caladrius, its affiliates and legal counsel and provide information to Caladrius, its affiliates and legal counsel as to matters in which Executive was involved prior to the Termination Date, including, without limitation, information needed in connection with any claim or litigation, investigation, administrative proceeding, arbitration or enforcement action by or against Caladrius or any of its affiliates relating to any matter in which he was involved or about which he had knowledge, and will testify as a witness in connection with such matters if requested by Caladrius or any one of its affiliates, at which time, Executive would be entitled to reasonable compensation for such services.

11.    Public Disclosures. Executive and Company shall review and agree upon language that may be contained in a Form 8-K to be filed with the SEC on behalf of the Company and a press release to be disseminated by the Company, each in connection with Executive’s termination.

12.    No Admission of Liability. This Agreement does not constitute or imply an admission of liability or wrongdoing by the Company or any of the Releasees.

13.    Confidentiality. The terms of this Agreement are CONFIDENTIAL. Executive and Caladrius each agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than to their respective lawyers, financial advisors or

Executive’s immediate family members, except as necessary to administer this Agreement, to enforce the terms of this Agreement, as required by law, including without limitation, Caladrius’ disclosure obligations under the United States securities laws and regulations or to respond to a valid subpoena or other legal process. If Executive does tell his lawyer, financial advisor or immediate family members about this Agreement or its contents, he must immediately tell them that they must keep it confidential as well.

14.    Breach.

(a)If Caladrius determines in good faith that Executive has breached, is breaching or threatens to breach the Restrictive Covenant Agreement, in addition to any other rights to injunctive relief and monetary damages available under that agreement or at common law, Executive shall repay the Separation Payment to Caladrius. To the extent that Caladrius has not yet paid the Separation Payment, Caladrius may immediately suspend such payment. The prevailing party in any action arising out of or related to a breach of the Restrictive Covenant Agreement shall be entitled to an award of reasonable attorneys’ fees and costs in addition to any other legal and equitable relief.

(b)Excluding any breach of the Restrictive Covenant Agreement, the parties may only institute an action for specific enforcement of the terms of this Agreement and seek damages resulting from such breach. Executive may not institute any proceeding based on claims related to Executive’s employment with Caladrius or the termination thereof.

15.    No Reliance. Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth in this Agreement that Caladrius or any of its members, agents, representatives, or attorneys may have made with regard to the subject matter, basis or effect of this Agreement. Caladrius asserts that it has made no representation or statement that is not reflected in this Agreement. No other promises, agreements or modifications shall be binding unless in writing and signed after the Effective Date.

16.    Governing Law and Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of New York without regard to any state’s conflict of law provisions. Any dispute arising out of or related to this Agreement shall be submitted to the New York State Supreme Court, New York County. Executive and Caladrius each consent to the exercise of personal jurisdiction over him or it for this purpose and waives any objection to the exercise of jurisdiction based on improper venue or inconvenient forum. Each of Executive and Caladrius waives any right to resolve any dispute arising under or related to this Agreement before a jury.

17.    Severability. If at any time after the date of the execution of this Agreement, any provision of this Agreement shall be held in any court or agency of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be deemed to be restated to reflect, as nearly as possible, the original intentions of the parties in accordance with applicable law. The invalidity or unenforceability of any provision of this Agreement, however, shall not affect the validity or enforceability of any other provision of this Agreement.

18.    Entire Agreement. This Agreement and the Restrictive Covenant Agreement set forth the entire agreement between the parties with respect to the subject matter hereof. This Agreement and the Restrictive Covenant Agreement collectively supersede any and all prior understandings and agreements between the parties. Neither party shall have any obligation toward the other except as set forth in this

Agreement and the Restrictive Covenant Agreements. This Agreement may not be modified except in a writing signed by all parties.

19.    Enforceability. Executive is bound by this Agreement. Anyone who succeeds to his rights and responsibilities, such as his heirs or the executors of his estate, is also bound. This Agreement is made for Caladrius’ benefit and all who succeed Caladrius’ rights and responsibilities, such as Caladrius’ successors or assigns.

20.    Headings. The headings contained in this Agreement are for the convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

21.    Warranties. By signing this Agreement, Executive acknowledges the following:
(a)He understands that this Agreement is LEGALLY BINDING and by signing it he gives up certain rights.

(b)Executive has sixty (60) days from the Termination Date to consider his rights and obligations under this Agreement (although he may execute and return this Agreement at any time) and whether to execute the Agreement.

(c)Caladrius advises him to consult with an attorney and/or any other advisors of his choice before signing this Agreement.

(d)By executing this Agreement, Executive warrants that he has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it.

(e)He acknowledges and agrees that the payments and benefits set forth in Sections 2, 3, 4 and 5 of this Agreement and the other benefits and covenants contained herein are contingent on him executing this Agreement and KNOWINGLY AND VOLUNTARILY RELEASING all Claims against Caladrius and the other Releasees that he may have, known or unknown, and that these benefits are in addition to any benefit he would have otherwise received if he did not sign this Agreement.

(f)This Agreement shall have no force and effect and he will not be entitled to the payments and benefits set forth in Section 2, 3, 4 and 5 of this Agreement, unless he signs and delivers this Agreement on or before sixty (60) days after the Termination Date.

(g)He has seven (7) days after he signs this Agreement to revoke it by notifying the Company in writing to the attention of David Schloss at Caladrius Biosciences, Inc., 106 Allen Road, 4th Floor, Basking Ridge, NJ 07920 so that the revocation notice is received by Caladrius Biosciences, Inc. on or before the end of the seventh day. The Agreement will not become effective or enforceable until the seven (7) day revocation period has expired.

(h)This Agreement includes a waiver of all rights and claims he may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and

(i)This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is seven (7) days after Executive signs it, provided that he does not exercise his right to revoke this Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ROBERT S. VATERS	CALADRIUS BIOSCIENCES, INC.
/s/ Robert S. Vaters	By: /s/ David J. Mazzo, PhD Name: David J. Mazzo Title: Chief Executive Officer
Dated: October 5, 2015

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